                                                                     EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           AKAMAI TECHNOLOGIES, INC.,

                            ALII MERGER CORPORATION

                                      AND

                                  INTERVU INC.

                          DATED AS OF FEBRUARY 6, 2000

                                TABLE OF CONTENTS

                                                                               Page
                                                                               ----
Article 1 TRANSACTIONS AND TERMS OF MERGER .............................         2

   1.1  Merger .........................................................         2
   1.2  Time and Place of Closing ......................................         2
   1.3  Effective Time .................................................         2
   1.4  Restructure of Transaction .....................................         2

Article 2 TERMS OF MERGER ..............................................         3

   2.1  Charter ........................................................         3
   2.2  Bylaws .........................................................         3
   2.3  Directors and Officers .........................................         3

Article 3 MANNER OF CONVERTING SHARES ..................................         3

   3.1  Conversion of Shares ...........................................         3
   3.2  Anti-Dilution Provisions .......................................         4
   3.3  Shares Held by Company or Parent ...............................         4
   3.4  Dissenting Stockholders ........................................         4
   3.5  Fractional Shares ..............................................         5
   3.6  Conversion of Stock Options; Restricted Stock ..................         5

Article 4 EXCHANGE OF SHARES ...........................................         7

   4.1  Exchange Procedures ............................................         7
   4.2  Rights of Former Company Stockholders ..........................         8

Article 5 REPRESENTATIONS AND WARRANTIES OF COMPANY ....................         9

   5.1  Organization, Standing, and Power ..............................         9
   5.2  Authority of Company; No Breach By Agreement ...................         9
   5.3  Capital Stock ..................................................        10
   5.4  Company Subsidiaries ...........................................        11
   5.5  SEC Filings; Financial Statements ..............................        11
   5.6  Absence of Undisclosed Liabilities .............................        12
   5.7  Absence of Certain Changes or Events ...........................        12
   5.8  Tax Matters ....................................................        12
   5.9  Assets .........................................................        13
   5.10   Intellectual Property ........................................        14
   5.11   Environmental Matters ........................................        15
   5.12   Compliance with Laws .........................................        16
   5.13   Labor Relations ..............................................        16
   5.14   Employee Benefit Plans .......................................        17
   5.15   Material Contracts ...........................................        18
   5.16   Legal Proceedings ............................................        19
   5.17   Statements True and Correct ..................................        19
   5.18   Tax and Regulatory Matters ...................................        20

   5.19   State Takeover Laws ..........................................        20
   5.20   Charter Provisions ...........................................        20
   5.21   Opinion of Financial Advisor .................................        20
   5.22   Board Recommendation .........................................        20

Article 6 REPRESENTATIONS AND WARRANTIES OF PARENT .....................        21

   6.1  Organization, Standing, and Power ..............................        21
   6.2  Authority; No Breach By Agreement ..............................        21
   6.3  Capital Stock ..................................................        22
   6.4  SEC Filings; Financial Statements ..............................        22
   6.5  Absence of Undisclosed Liabilities .............................        23
   6.6  Absence of Certain Changes or Events ...........................        23
   6.7  Tax Matters ....................................................        23
   6.8  Intellectual Property ..........................................        24
   6.9  Compliance with Laws ...........................................        25
   6.10   Employee Benefit Plans .......................................        25
   6.11   Legal Proceedings ............................................        26
   6.12   Statements True and Correct ..................................        27
   6.13   Authority of Sub. ............................................        27
   6.14   Tax and Regulatory Matters ...................................        27

Article 7 CONDUCT OF BUSINESS PENDING CONSUMMATION .....................        28

   7.1  Affirmative Covenants of Company ...............................        28
   7.2  Negative Covenants of Company ..................................        28
   7.3  Covenants of Parent ............................................        30
   7.4  Adverse Changes in Condition ...................................        31
   7.5  Reports ........................................................        31

Article 8 ADDITIONAL AGREEMENTS ........................................        31

   8.1  Registration Statement; Proxy Statement; Stockholder Approval ..        31
   8.2  Exchange Listing ...............................................        33
   8.3  Antitrust Notification; Consents of Regulatory Authorities .....        33
   8.4  Filings with State Offices .....................................        34
   8.5  Agreement as to Efforts to Consummate ..........................        34
   8.6  Investigation and Confidentiality ..............................        35
   8.7  Press Releases .................................................        35
   8.8  No Solicitation ................................................        35
   8.9  Tax Treatment ..................................................        36
   8.10   State Takeover Laws ..........................................        36
   8.11   Charter Provisions ...........................................        36
   8.12   Agreement of Affiliates ......................................        37
   8.13   Employee Matters .............................................        37
   8.14   Indemnification ..............................................        37
   8.15   Noncompetition Agreements ....................................        38

Article 9 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE ............        39

   9.1  Conditions to Obligations of Each Party ........................        39

   9.2  Conditions to Obligations of Parent ............................        40
   9.3  Conditions to Obligations of Company ...........................        41

Article 10 TERMINATION .................................................        41

   10.1   Termination ..................................................        41
   10.2   Effect of Termination ........................................        42
   10.3   Non-Survival of Representations and Covenants ................        43

Article 11 MISCELLANEOUS ...............................................        43

   11.1   Definitions ..................................................        43
   11.2   Expenses .....................................................        53
   11.3   Brokers and Finders ..........................................        54
   11.4   Entire Agreement .............................................        54
   11.5   Amendments ...................................................        54
   11.6   Waivers ......................................................        55
   11.7   Assignment ...................................................        55
   11.8   Notices ......................................................        55
   11.9   Governing Law ................................................        56
   11.10  Counterparts .................................................        56
   11.11  Captions; Articles and Sections ..............................        56
   11.12  Interpretations ..............................................        57
   11.13  Enforcement of Agreement .....................................        58
   11.14  Severability .................................................        58

                                LIST OF EXHIBITS


EXHIBIT NUMBER            DESCRIPTION
--------------            -----------

      1                   Form of Stock Option Agreement.

      2                   Form of Stockholders' Voting Agreement.

      3                   Form of agreement of affiliates of Company.

      4                   Form of noncompetition agreement.

                          AGREEMENT AND PLAN OF MERGER


       THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of February 6, 2000, by and among Akamai Technologies, Inc. ("Parent"), a Delaware corporation; ALII Merger Corporation ("Sub"), a Delaware corporation; and InterVU Inc. ("Company"), a Delaware corporation.

                                    PREAMBLE

       The respective Boards of Directors of Company, Sub and Parent are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the acquisition of Company by Parent pursuant to the merger of Sub with and into Company. At the effective time of such merger, the outstanding shares of the capital stock of Company shall be converted into the right to receive shares of the common stock of Parent (except as provided herein). As a result, stockholders of Company shall become stockholders of Parent and Company shall continue to conduct its business and operations as a wholly owned subsidiary of Parent. The transactions described in this Agreement are subject to the approvals of the stockholders of Company, expiration of the required waiting period under the HSR Act, and the satisfaction of certain other conditions described in this Agreement.

       It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

       Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, Company and Parent are entering into a stock option agreement (the "Stock Option Agreement"), in substantially the form of Exhibit 1 hereto, pursuant to which Company is granting to Parent an option to purchase shares of Company Common Stock.

       Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's willingness to enter into this Agreement, certain of the holders of the outstanding shares of Company Capital Stock has executed and delivered to Parent an agreement in substantially the form of
Exhibit 2 (the "Voting Agreements"), pursuant to which they have agreed, among other things, subject to the terms of such Voting Agreements, to vote the shares of Company Capital Stock over which such Persons have voting power to approve and adopt this Agreement.

       Certain terms used in this Agreement are defined in Section 11.1.

       NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

       1.1 MERGER

       Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into Company in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Sections 259 and 261 of the DGCL (the "Merger"). Company shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Company, Sub and Parent and by Parent, as the sole stockholder of Sub.

       1.2 TIME AND PLACE OF CLOSING

       The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M., Boston, Massachusetts time, on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

       1.3 EFFECTIVE TIME

       The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur not later than the second business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Company approve this Agreement to the extent such approval is required by applicable Law.

       1.4 RESTRUCTURE OF TRANSACTION

       Parent shall have the right to revise the structure of the Merger contemplated by this Agreement (including providing for the merger of Company with and into Sub) in order to assure that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; provided, that no such revision to the structure of the Merger shall result in (i) any changes in the amount or type of the consideration which the holders of shares of Company Capital Stock are entitled to receive under this Agreement, (ii) changes the intended tax-free effects of the Merger to Parent, Company or the holders of shares of Company Capital Stock, (iii) would be materially adverse to the interests of Parent, Company or holders of shares of Company Capital Stock, or (iv) would unreasonably impede or delay consummation of the Merger. Parent may exercise this right of revision by giving written notice to Company in the manner provided in Section 11.8 which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger.



                                    ARTICLE 2
                                 TERMS OF MERGER

       2.1 CHARTER

       The Certificate of Incorporation of Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

       2.2 BYLAWS

       The Bylaws of Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

       2.3 DIRECTORS AND OFFICERS

       The directors of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Company in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.



                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

       3.1 CONVERSION OF SHARES

       Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company, Sub or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

               (a) Each share of capital stock of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

               (b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of common stock of the Surviving Corporation.





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               (c) Each share of Company Common Stock (excluding shares held by any Company Entity or any Parent Entity) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.5957 of a share of Parent Common Stock (the "Common Exchange Ratio").

               (d) Each share of Company Series G Stock (excluding shares held by any Company Entity or any Parent Entity and shares held by stockholders who perfect, and have not withdrawn or otherwise forfeited at or prior to the Effective Time, their statutory dissenters' rights as provided in Section 3.4) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock into which such share of Company Series G Stock was convertible immediately prior to the Effective Time, pursuant to Company's Certificate of Incorporation as in effect immediately prior to the Effective Time, multiplied by the Common Exchange Ratio (the "Series G Exchange Ratio").

               (e) Each share of Company Series H Stock (excluding shares held by any Company Entity or any Parent Entity and shares held by stockholders who perfect, and have not withdrawn or otherwise forfeited at or prior to the Effective Time, their statutory dissenters' rights as provided in Section 3.4) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock into which such share of Company Series H Stock was convertible immediately prior to the Effective Time, pursuant to Company's Certificate of Incorporation as in effect immediately prior to the Effective Time, multiplied by the Common Exchange Ratio (the "Series H Exchange Ratio").

       3.2 ANTI-DILUTION PROVISIONS

       In the event Parent changes the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratios shall be proportionately adjusted.

       3.3 SHARES HELD BY COMPANY OR PARENT

       Each of the shares of Company Capital Stock held by any Company Entity or by any Parent Entity shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

       3.4 DISSENTING STOCKHOLDERS

       Any holder of shares of Company Series G Stock or Company Series H Stock who perfects, and has not withdrawn or otherwise forfeited at or prior to the Effective Time, such holder's dissenters' rights in accordance with and as contemplated by Section 262 of the DGCL (a "Dissenting Stockholder") shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any Dissenting Stockholder unless and until such Dissenting Stockholder has complied with the applicable provisions of the DGCL and surrendered to Company the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a Dissenting Stockholder of Company fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Parent shall issue and deliver the consideration to which such holder of shares of Company Series G Stock or Company Series H Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Company Common Stock held by him. If and to the extent required by applicable Law, Company will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of Dissenting Stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

       3.5 FRACTIONAL SHARES

       Notwithstanding any other provision of this Agreement, each holder of shares of Company Capital Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

       3.6 CONVERSION OF STOCK OPTIONS; RESTRICTED STOCK

               (a) At the Effective Time, each option, warrant or other Equity Right to purchase shares of Company Common Stock ("Company Equity Rights") granted by Company, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become Equity Rights with respect to Parent Common Stock, and Parent shall assume each Company Equity Right, in accordance with the terms of the Company Stock Plan, as applicable, and Contract by which it is evidenced, except that from and after the Effective Time, (i) Parent and its Compensation Committee shall be substituted for Company and the Committee of Company's Board of Directors (including, if applicable, the entire Board of Directors of Company) administering such Company Stock Plan, (ii) each Company Equity Right assumed by Parent may be exercised solely for shares of Parent Common Stock (or cash, if so provided under the terms of such Company Equity Right), (iii) the number of shares of Parent Common Stock subject to such Company Equity Right shall be equal to the number of shares of Company Common Stock subject to such Company Equity Right immediately prior to the Effective Time multiplied by the Common Exchange Ratio, and (iv) the per share exercise price under each such Company Equity Right shall be adjusted by dividing the per share exercise price under each such Company Equity Right by the Common Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Parent shall not be obligated to issue any fraction of a share of Parent Common Stock upon exercise of Company

Equity Right and any fraction of a share of Parent Common Stock that otherwise would be subject to a converted Company Equity Right shall represent the right to receive a cash payment upon exercise of such converted Company Equity Right equal to the product of such fraction and the difference between the market value of one share of Parent Common Stock at the time of exercise of such Equity Right and the per share exercise price of such Equity Right. The market value of one share of Parent Common Stock at the time of exercise of an Equity Right shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) on the last trading day preceding the date of exercise. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.6, each Company Equity Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the Equity Right, within the meaning of Section 424(h) of the Internal Revenue Code.

               (b) As soon as practicable after the Effective Time, Parent shall deliver to the participants in each Company Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such Company Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and Parent shall comply with the terms of each Company Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Company Stock Plan, that Company Equity Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance sufficient shares of Parent Common Stock for delivery upon exercise of Company Equity Rights assumed by it in accordance with this Section 3.6. As soon as practicable after the Effective Time, but not later than 30 days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Equity Rights remain outstanding. The Board of Directors of Parent shall, to the extent permitted by applicable Law, take or cause to be taken all actions necessary to obtain approval in the form required by Rule 16b-3 under the Exchange Act so that, with respect to persons who will or may become officers or directors of Parent, the transactions relating to the Merger that may be considered acquisitions under such rule for such persons will be exempt from Section 16 of the Exchange Act.

               (c) All contractual restrictions or limitations on transfer with respect to Company Common Stock awarded under the Company Stock Plans or any other plan, program, Contract or arrangement of any Company Entity, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect with respect to shares of Parent Common Stock into which such restricted stock is converted pursuant to Section 3.1.

               (d) The Compensation Committee of Company's Board of Directors shall take all necessary action under Section 14 of Company's Employee Qualified Stock Purchase Plan ("ESPP") to provide that the offering period thereunder that commenced on February 1, 2000 shall terminate on the earlier of (i) July 31, 2000 or (ii) the last trading date prior to the Effective Time, and to cause shares of Company Common Stock to be purchased and allocated to participants with respect to such offering period prior to the Effective Time. Company's Board of Directors shall take all necessary action under Section 16 of the ESPP to terminate the ESPP as of the end of the offering period that commenced on February 1, 2000.



                                    ARTICLE 4
                               EXCHANGE OF SHARES

       4.1 EXCHANGE PROCEDURES

               (a) Promptly after the Effective Time, Parent shall make available to Parent's transfer agent or another exchange agent selected by Parent (the "Exchange Agent") for exchange in accordance with this Section 4.1 the shares of Parent Common Stock issuable pursuant to this Agreement and cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 3.5. Promptly after the Effective Time, Parent and Company shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which represented shares of Company Capital Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of Company Capital Stock represented by Certificates that are not registered in the transfer records of Company, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Parent and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate.

               (b) After the Effective Time, each holder of shares of Company Capital Stock (other than shares to be canceled pursuant to Section 3.3 or shares of Company Series G Stock or Company Series H Stock as to which statutory dissenters' rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.5, each holder of shares of Company Capital Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Company Capital Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this
Section 4.1.

               (c) Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

               (d) Any other provision of this Agreement notwithstanding, neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Company Capital Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

       4.2 RIGHTS OF FORMER COMPANY STOCKHOLDERS

               (a) At the Effective Time, the stock transfer books of Company shall be closed as to holders of Company Capital Stock immediately prior to the Effective Time and no transfer of Company Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of Company Capital Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Company in respect of such shares of Company Series G Stock or Company Series H Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.

               (b) To the extent permitted by Law, former stockholders of record of Company shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock into which their respective shares of Company Capital Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Parent Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, both the Parent Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.



                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

       Company hereby represents and warrants to Parent as follows, except as disclosed in the Company Disclosure Memorandum:

       5.1 ORGANIZATION, STANDING, AND POWER

       Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The minute book and other organizational documents for Company have been made available to Parent for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and stockholders thereof.

       5.2 AUTHORITY OF COMPANY; NO BREACH BY AGREEMENT

               (a) Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Company, subject to the adoption of this Agreement by a majority of the votes entitled to be cast by the holders of the outstanding shares of Company Common Stock and Company Series G Stock, voting together as a single class, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by Company. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Company's Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Company Subsidiary or any resolution adopted by the board of directors or the stockholders of any Company Entity, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Company Entity under, any Contract or Permit of any Company Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) and adoption of this Agreement by the requisite vote of the holders of Company Capital Stock, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Company Entity or any of their respective Assets, where such Default, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

               (c) Other than (i) the adoption of this Agreement by the requisite vote of the holders of Company Capital Stock, (ii) the filing of the Certificate of Merger reflecting the Merger with the Secretary of State of the State of Delaware, (iii) notifications and other filings under the HSR Act, (iv) the filing by Company of the Proxy Statement with the SEC, (v) the filing by Parent of the Registration Statement with the SEC and the SEC's declaring effective the Registration Statement, and (vi) Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, no notice to, filing with, or Consent of, any Regulatory Authority or other Person is necessary for the consummation by Company of the Merger and the other transactions contemplated in this Agreement.

       5.3 CAPITAL STOCK

               (a) The authorized capital stock of Company consists of (i) 45,000,000 shares of Company Common Stock, of which 15,590,915 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of Company Preferred Stock, of which 1,280,000 shares of Company Series G Stock and 30,000 shares of Company Series H Stock are issued and outstanding. All of the issued and outstanding shares of capital stock of Company are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Company has been issued in violation of any preemptive rights of the current or past stockholders of Company.

               (b) Except as set forth in Section 5.3(a) of the Company Disclosure Memorandum, or as provided in the Stock Option Agreement, there are no shares of capital stock or other equity securities of Company outstanding and no outstanding Equity Rights relating to the capital stock of Company.

       5.4 COMPANY SUBSIDIARIES

               (a) Company has disclosed in Section 5.4 of the Company Disclosure Memorandum each of the Company Subsidiaries that is a corporation (identifying its jurisdiction of incorporation) and each of the Company Subsidiaries that is a general or limited partnership, limited liability company, or other non-corporate entity (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Each Company Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Company Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

               (b) Company or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Company Subsidiary. No capital stock (or other equity interest) of any Company Subsidiary is or may become required to be issued (other than to another Company Entity) by reason of any Equity Rights, and there are no Contracts by which any Company Subsidiary is bound to issue (other than to another Company Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Company Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Company Subsidiary (other than to another Company Entity). There are no Contracts relating to the rights of any Company Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Company Subsidiary. All of the shares of capital stock (or other equity interests) of each Company Subsidiary held by a Company Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Company Entity free and clear of any Lien.

       5.5 SEC FILINGS; FINANCIAL STATEMENTS

               (a) Company has timely filed and made available to Parent all SEC Documents required to be filed by Company since November 19, 1997 (together with all such SEC Documents so filed, whether or not required to be filed, the "Company SEC Reports"). The Company SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any SEC Documents.

               (b) Each of the Company Financial Statements (including, in each case, any related notes) contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Company and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

       5.6 ABSENCE OF UNDISCLOSED LIABILITIES

       Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no Company Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, except for Liabilities (i) which are shown or reserved against in the consolidated balance sheet of Company as of September 30, 1999, included in the Company Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred pursuant to this Agreement.

       5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS

       Since September 30, 1999, except as described in Company SEC Reports filed prior to the date of this Agreement or in Section 5.7 of the Company Disclosure Memorandum, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the Company Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Company provided in Article 7.

       5.8 TAX MATTERS

               (a) All Tax Returns required to be filed by or on behalf of any of the Company Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the Company Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Company Entities.

               (b) None of the Company Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

               (c) The provision for any Taxes due or to become due for any of the Company Entities for the period or periods through and including the date of the respective Company Financial Statements that has been made and is reflected on such Company Financial Statements is sufficient to cover all such Taxes.

               (d) Deferred Taxes of the Company Entities have been provided for in accordance with GAAP.

               (e) None of the Company Entities is a party to any Tax allocation or sharing agreement and none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) has any Liability for Taxes of any Person (other than Company and its Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

               (f) Each of the Company Entities is in compliance in all material respects with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

               (g) None of the Company Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under
Section 162(m) of the Internal Revenue Code.

               (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Company Entities that occurred during or after any taxable period in which the Company Entities incurred a net operating loss that carries over to any taxable period ending after December 31, 1998.

               (i) No Company Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

       5.9 ASSETS

               (a) The Company Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

               (b) The accounts receivable of the Company Entities as set forth on the most recent balance sheet included in the Company Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business.

               (c) All Assets which are material to Company's business on a consolidated basis, held under leases or subleases by any of the Company Entities, are held under valid Contracts enforceable against Company and, to the Knowledge of Company, against the other party or parties thereto in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

               (d) The Company Entities currently maintain insurance that management believes is reasonable in amounts, scope, and coverage. None of the Company Entities has received written notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $10,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Company Entity under such policies.

       5.10 INTELLECTUAL PROPERTY

               (a) Section 5.10(a) of the Company Disclosure Memorandum sets forth separately all patents and patent applications (domestic and foreign), trademark registrations and trademark applications (domestic and foreign) and all copyright registrations of which any Company Entity is the owner, identifying the subject matter and any related registration. Company has made or prior to the Closing Date will make available to Parent correct and complete copies of all such patents, franchises, registrations, applications, licenses, agreements and authorizations (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

               (b) Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity owns or has a valid license to use all Intellectual Property that is used or proposed to be used in its business as currently conducted or as proposed to be conducted ("Company Intellectual Property").

               (c) To the Knowledge of Company, no Company Entity has infringed upon or misappropriated any Intellectual Property of any Person, and no Company Entity has received any unresolved charge, complaint, claim, demand or notice alleging any such infringement from any Person or misappropriation (including any claim that a Company Entity must obtain an independent license from any Person or refrain from using any Intellectual Property rights of any Person).

               (d) The software owned or purported to be owned by each Company Entity was either (i) developed by employees of one or more Company Entities within the scope of their employment, (ii) developed by independent contractors or consultants who have assigned their rights to a Company Entity pursuant to written agreements, or (iii) otherwise acquired by a Company Entity from another Person.

               (e) All employees and independent contractors and consultants of each Company Entity who have access to confidential or proprietary information have executed and delivered to a Company Entity agreements regarding the protection of the Company Entities' proprietary information and the assignment to such Company Entity of any Company Intellectual Property arising from services performed for any Company Entity by such persons.

               (f) Each Company Entity has obtained or entered into written agreements with its employees and with third parties in connection with the disclosure to or use or appropriation by, employees and third parties, of trade secret or proprietary information owned by any Company Entity and not otherwise protected by a patent, a patent application, copyright, trademark, or other registration or legal scheme. No Company Entity has furnished the source code of any of its software products to any Person, deposited any such source code in escrow or otherwise provided access to such source code to any Person.

               (g) Each Company Entity has taken reasonable steps with the intent of ensuring that its products (including existing products and technology and products and technology currently under development) are, when used in accordance with associated documentation on a specified platform or platforms, capable of accurately processing, providing, and receiving date data from, into, and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and, making leap year calculations, provided that all other non-Company products (e.g., hardware, software and firmware) used in or in combination with such products, properly exchange data with such Company Entity's products.

       5.11 ENVIRONMENTAL MATTERS

               (a) To the Knowledge of Company, each Company Entity and its Operating Properties are, and have been, in compliance with all Environmental Laws.

               (b) There is no Litigation pending or, to the Knowledge of Company, threatened before any court, governmental agency, or authority or other forum in which any Company Entity has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Company Entity or any of its Operating Properties, nor is there any reasonable basis for any Litigation of a type described in this sentence.

               (c) To the Knowledge of Company, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Company Entity's Operating Properties (or any Company Entity in respect of such Operating

Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) any of the Company Entities' Operating Properties, nor is there any reasonable basis for any Litigation of a type described in this sentence.

               (d) To the Knowledge of Company, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

       5.12 COMPLIANCE WITH LAWS

       Each Company Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company Entities:

              (a) is in Default under any of the provisions of its Certificate of Incorporation or Bylaws (or other governing instruments);

              (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; or

              (c) since January 1, 1996, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Company Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any Company Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Parent.

       5.13 LABOR RELATIONS

       No Company Entity is the subject of any Litigation asserting that it or any other Company Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Company Entity to bargain with any labor organization as to wages or conditions of employment, nor is any Company Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Company Entity, pending or threatened, or to the Knowledge of

Company, is there any activity involving any Company Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

       5.14 EMPLOYEE BENEFIT PLANS

               (a) Company has disclosed in Section 5.14(a) of the Company Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Company Entity or any entity which is considered one employer with any Company Entity under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "Company ERISA Affiliate") for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Company Benefit Plans"). Any of the Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Company ERISA Plan." No Company ERISA Plan is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code).

               (b) All Company Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Company, no Company Entity has engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Company Entity to a material Tax imposed by either Section 4975 of the Internal Revenue Code or
Section 502(i) of ERISA.

               (c) No Company Entity has provided, or is required to provide, security to any single-employer plan of a Company ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code. Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Company Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any Company ERISA Affiliate. No Company Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of a Company ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed by any Company ERISA Affiliate within the 12-month period ending on the date hereof.

               (d) No Company Entity has any material Liability for retiree health and life benefits under any of the Company Benefit Plans except to the extent required by Part VI of Title I of ERISA or applicable state Law and there are no restrictions on the rights of such Company Entity to amend or terminate any such retiree health or benefit Plan without incurring any material Liability thereunder.

               (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment for severance or unemployment compensation becoming due to any director or any employee of any Company Entity from any Company Entity under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

               (f) The actuarial present values of all accrued deferred compensation entitlements (including deferred compensation entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Company Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the Company Financial Statements to the extent required by and in accordance with GAAP.

       5.15 MATERIAL CONTRACTS

               (a) Company has made or will make available to Parent, for each of the Company Entities, each (i) consulting Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000 and each other employment, severance, termination or retirement Contract, (ii) Contract relating to the borrowing of money by any Company Entity, exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar, or any other interest rate or foreign currency protection or other hedging transaction, including any financial derivative Contract (whether or not reflect on its most recent balance sheet), any leasing transaction of the type required to be capitalized in accordance with GAAP in excess of $100,000, or any guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the Liabilities of any other Person (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) Contract which prohibits or restricts any Company Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) Contract between or among Company Entities, (v) Contract relating to the licensing of Intellectual Property (other than Contracts entered into in the ordinary course and "shrink-wrap" software licenses), (vi) Contract relating to the provision of data processing, network communication, or other technical services to any Company Entity involving payments by Company Entities in excess of $100,000,
(vii) Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business or involving payments under any individual Contract not in excess of $100,000), and (viii) other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Company with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 5.9 and 5.14(a), the "Company Contracts").

               (b) With respect to each Company Contract: (i) the Contract is in full force and effect; (ii) no Company Entity is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) no Company Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Company, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any Company Entity for money borrowed is prepayable at any time by such Company Entity without penalty or premium.

               (c) No customer which individually accounted for more than 5% of Company's consolidated gross revenues during the 12-month period preceding the date of this Agreement, and no supplier of any Company Entity that accounted for more than 5% of the Company's consolidated expenditures during the 12-month period preceding the date of this Agreement has, within the last 12 months, canceled or otherwise terminated, or made any written threat to any Company Entity to cancel or otherwise terminate, its relationship with any Company Entity, or has decreased materially its services or supplies to any Company Entity in the case of any such supplier, or its usage of the services or products of any Company Entity in the case of such customer, and to the Knowledge of Company, no such supplier or customer intends to cancel or otherwise terminate its relationship with any Company Entity or to decrease materially its services or supplies to any Company Entity or its usage of the services or products of any Company Entity, as the case may be, in any manner that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

       5.16 LEGAL PROCEEDINGS

       There is no Litigation instituted or pending, or, to the Knowledge of Company, threatened against any Company Entity, or against any director, employee or employee benefit plan of any Company Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Company Entity that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

       5.17 STATEMENTS TRUE AND CORRECT

       None of the information supplied or to be supplied by any Company Entity for inclusion in the Registration Statement to be filed by Parent with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Company Entity for inclusion in the Proxy Statement to be mailed to Company's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a Company Entity with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy

Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Company Entity is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by any Parent Entity which is contained in any of the foregoing documents.

       5.18 TAX AND REGULATORY MATTERS

       No Company Entity or, to the Knowledge of Company, any Affiliate thereof has taken or agreed to take any action nor does Company have any Knowledge of any fact or circumstance relating to the Company Entities that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b).

       5.19 STATE TAKEOVER LAWS

       Each Company Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws, including
Section 203 of the DGCL (collectively, "Takeover Laws").

       5.20 CHARTER PROVISIONS

       Each Company Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation or Bylaws of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.

       5.21 OPINION OF FINANCIAL ADVISOR

       Company has received the opinion of Prudential Securities, Inc., dated the date of this Agreement, to the effect that the Common Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. Company will deliver to Parent a signed copy of such opinion promptly after receipt thereof by Company.

       5.22 BOARD RECOMMENDATION

       The Board of Directors of Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Stock Option Agreement and the Voting Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the holders of Company Capital Stock and (ii) resolved to recommend that the holders of the shares of Company Capital Stock adopt this Agreement.



                                    ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF PARENT

       Parent hereby represents and warrants to Company as follows, except as disclosed in the Parent Disclosure Memorandum:

       6.1 ORGANIZATION, STANDING, AND POWER

       Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

       6.2 AUTHORITY; NO BREACH BY AGREEMENT

               (a) Parent has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent. This Agreement represents a legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Parent Entity under, any Contract or Permit of any Parent Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in
Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Parent Entity or any of their respective Assets, where such

Default, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

               (c) Other than (i) the filing of the Certificate of Merger reflecting the Merger with the Secretary of State of the State of Delaware, (ii) notifications and other filings under the HSR Act, (iii) the filing of the Registration Statement with the SEC and the SEC's declaring effective the Registration Statement, (iv) the filing of the Proxy Statement with the SEC, and
(v) such other filings, authorizations or approvals as may be set forth in
Section 6.2(c) of the Parent Disclosure Memorandum, no notice to, filing with, or Consent of, any Regulatory Authority or other Person is necessary for the consummation by Parent of the Merger and the other transactions contemplated in this Agreement.

       6.3 CAPITAL STOCK

               (a) The authorized capital stock of Parent consists of (i) 300,000,000 shares of Parent Common Stock, of which 92,833,050 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of Parent Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of Parent Common Stock are, and all of the shares of Parent Common Stock to be issued in exchange for shares of Company Capital Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Parent Capital Stock has been, and none of the shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Parent.

               (b) Except as set forth in Section 6.3(a), there are no shares of capital stock or other equity securities of Parent outstanding and no outstanding Equity Rights relating to the capital stock of Parent.

       6.4 SEC FILINGS; FINANCIAL STATEMENTS

               (a) Parent has timely filed and made available to Company all SEC Documents required to be filed by Parent since its inception (together with all such SEC Documents so filed, whether or not required to be filed, the "Parent SEC Reports"). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and
(ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. No Parent Subsidiary is required to file any SEC Documents.

               (b) Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

       6.5 ABSENCE OF UNDISCLOSED LIABILITIES

       Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, no Parent Entity has any Liabilities required under GAAP to be set forth on a consolidated balance sheet or in the notes thereto that are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, except for Liabilities (i) which are accrued or reserved against in the consolidated balance sheets of Parent as of September 30, 1999, included in the Parent Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) incurred in the ordinary course of business consistent with past practices, or (iii) incurred pursuant to this Agreement.

       6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS

       Since September 30, 1999, except as described in Parent SEC Reports filed prior to the date of this Agreement, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

       6.7 TAX MATTERS

               (a) All Tax Returns required to be filed by or on behalf of any of the Parent Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Parent Entities.

               (b) None of the Parent Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

               (c) The provision for any Taxes due or to become due for any of the Parent Entities for the period or periods through and including the date of the respective Parent Financial Statements that has been made and is reflected on such Parent Financial Statements is sufficient to cover all such Taxes.

               (d) Deferred Taxes of the Parent Entities have been provided for in accordance with GAAP.

       6.8 INTELLECTUAL PROPERTY

               (a) Except as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, each Parent Entity owns or has a valid license to use all Intellectual Property that is used or proposed to be used in its business as currently conducted or as proposed to be conducted ("Parent Intellectual Property").

               (b) To the Knowledge of Parent, no Parent Entity has infringed upon or misappropriated any Intellectual Property of any Person, and no Parent Entity has received any unresolved charge, complaint, claim, demand or notice alleging any such infringement from any Person or misappropriation (including any claim that any Parent Entity must obtain an independent license from any Person or refrain from using any Intellectual Property rights of any Person).

               (c) The software owned or purported to be owned by each Parent Entity was either (i) developed by employees of one or more Parent Entities within the scope of their employment, (ii) developed by independent contractors or consultants who have assigned their rights to a Parent Entity pursuant to written agreements, or (iii) otherwise acquired by a Parent Entity from another Person.

               (d) All employees and independent contractors and consultants of each Parent Entity who have access to confidential or proprietary information have executed and delivered to a Parent Entity agreements regarding the protection of the Parent Entities' proprietary information and the assignment to such Parent Entity of any Parent Intellectual Property arising from services performed for any Parent Entity by such persons.

               (e) Each Parent Entity has obtained or entered into written agreements with its employees and with third parties in connection with the disclosure to or use or appropriation by, employees and third parties, of trade secret or proprietary information owned by any Parent Entity and not otherwise protected by a patent, a patent application, copyright, trademark, or other registration or legal scheme. No Parent Entity has furnished the source code of any of its software products to any Person, deposited any such source code in escrow or otherwise provided access to such source code to any Person.

               (f) Each Parent Entity has taken reasonable steps with the intent of ensuring that its products (including existing products and technology and products and technology currently under development) are, when used in accordance with associated documentation on a specified platform or platforms, capable of accurately processing, providing, and receiving date data from, into, and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and, making leap year calculations, provided that all other non-Parent products (e.g., hardware, software and firmware) used in or in combination with such products, properly exchange data with such Parent Entity's products.

        6.9 COMPLIANCE WITH LAWS

        Each Parent Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. None of the Parent Entities:

                (a) is in Default under its Certificate of Incorporation or Bylaws (or other governing instruments); or

                (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect; or

                (c) since January 1, 1996, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Parent Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any Parent Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business.

        6.10 EMPLOYEE BENEFIT PLANS

                (a) All pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Parent Entity or any entity which is considered one employer with Parent under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "Parent ERISA Affiliate") for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate is referred to as a "Parent Benefit Plan". Any of the Parent Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Parent ERISA Plan." No Parent ERISA Plan is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code).

                (b) All Parent Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Parent is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Parent, no Parent Entity has engaged in a transaction with respect to any Parent Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Parent Entity to a material Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                (c) No Parent Entity has provided, or is required to provide, security to any single-employer plan of a Parent ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code. Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any Parent Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any Parent ERISA Affiliate. No Parent Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of a Parent ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed by any Parent ERISA Affiliate within the 12-month period ending on the date hereof.

                (d) No Parent Entity has any material Liability for retiree health and life benefits under any of the Parent Benefit Plans except to the extent required by Part VI of Title I of ERISA and there are no restrictions on the rights of such Parent Entity to amend or terminate any such retiree health or benefit Plan without incurring any material Liability thereunder.

                (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Parent Entity from any Parent Entity under any Parent Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Parent Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                (f) The actuarial present values of all accrued deferred compensation entitlements (including deferred compensation entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Parent Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the Parent Financial Statements to the extent required by and in accordance with GAAP.

        6.11 LEGAL PROCEEDINGS

        There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened against any Parent Entity, or against any director, employee or employee benefit plan of any Parent Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Parent Entity that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

        6.12 STATEMENTS TRUE AND CORRECT

        None of the information supplied or to be supplied by any Parent Entity for inclusion in the Registration Statement to be filed by Parent with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Parent Entity for inclusion in the Proxy Statement to be mailed to Company's stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Parent Entity with the SEC in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Parent Entity is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by any Company Entity which is contained in any of the foregoing documents.

        6.13 AUTHORITY OF SUB

        Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of Parent. The authorized capital stock of Sub shall consist of 1,000 shares of Sub Common Stock, all of which is validly issued and outstanding, fully paid and nonassessable and is owned by Parent free and clear of any Lien. Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement represents a legal, valid, and binding obligation of Sub, enforceable against Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Parent, as the sole stockholder of Sub, has voted prior to the Effective Time the shares of Sub Common Stock in favor of adoption of this Agreement, as and to the extent required by applicable Law.

        6.14 TAX AND REGULATORY MATTERS

        No Parent Entity or, to the Knowledge of Parent, any Affiliate thereof has taken or agreed to take any action nor does Parent have any Knowledge of any fact or circumstance relating to the Parent Entities that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b).



                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

        7.1 AFFIRMATIVE COVENANTS OF COMPANY

        From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein, Company shall and shall cause each of its Subsidiaries to (a) operate its business only in the ordinary course, (b) use all reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

        7.2 NEGATIVE COVENANTS OF COMPANY

        From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein, Company covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

                (a) amend the Certificate of Incorporation, Bylaws or other governing instruments of any Company Entity; provided, that notwithstanding the foregoing, Company shall, as soon as practicable after the date of this Agreement, take all such action as may be required under its Certificate of Incorporation, as amended, and applicable Law to effect an amendment to the Certificate of Designations relating to the Company Series H Stock, as contemplated by Section 7(f) of such Certificate of Designations, to the extent necessary to implement the provisions of Section 3.1(e) of this Agreement, or

                (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Company Entity to another Company Entity) in excess of an aggregate of $50,000 (for the Company Entities on a consolidated basis) except in the ordinary course of business consistent with past practices, or impose, or suffer the imposition, on any Asset of any Company Entity of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Company Disclosure Memorandum or Liens that are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect); or

                (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or pursuant to restricted stock agreements with Company employees or consultants in accordance with the terms thereof in effect on the date of this Agreement), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Company Entity, or declare or pay any dividend or make any other distribution in respect of Company's capital stock, provided that Company shall (to the extent legally and contractually permitted to do so) declare and pay regular quarterly cash dividends on the shares of Company Series H Stock in accordance with the Company's Certificate of Incorporation; or

                (d) except for this Agreement, or pursuant to the exercise of Equity Rights (including conversion of Company Series G Stock or Company Series H Stock) outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or pursuant to the Stock Option Agreement, or as disclosed in Section 7.2(d) of the Company Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Company Common Stock or any other capital stock of any Company Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

                (e) adjust, split, combine or reclassify any capital stock of any Company Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Company Entity) or (y) any Asset having a book value in excess of $100,000 other than in the ordinary course of business for reasonable and adequate consideration, or transfer or license to any Person other than Company or a wholly owned Company Subsidiary or otherwise extend, amend or modify in any material respect any rights to material Intellectual Property other than in the ordinary course of business (including changing any domain names or failing to renew existing domain name registrations on a timely basis), or enter into grants to future Intellectual Property rights, other than in the ordinary course of business consistent with past practice or as may be required by applicable Law; or

                (f) except for investments that are consistent with Company's investment policies described in Section 7.2(f) of the Company Disclosure Memorandum, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Company Subsidiary, or otherwise acquire direct or indirect control over any Person; or

                (g) (i) grant any increase in compensation or benefits to the employees or officers of any Company Entity, except in accordance with past practice disclosed in Section 7.2(g)(i) of the Company Disclosure Memorandum or as required by Law; (ii) pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g)(ii) of the Company Disclosure Memorandum; (iii) enter into or amend any severance agreements with officers of any Company Entity; (iv) grant any material increase in fees or other increases in compensation or other benefits to directors of any Company Entity except in accordance with past practice disclosed in
        Section 7.2(g)(iv) of the Company Disclosure Memorandum; or (v) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Company Equity Rights or restricted stock, or reprice Company Equity Rights granted under any Company Stock Plan or authorize cash payments in exchange for any Company Equity Rights; or

                (h) enter into or amend any employment Contract between any Company Entity and any Person (unless such amendment is required by Law) that the Company Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                (i) adopt any new employee benefit plan of any Company Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Company Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

                (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Company Entity for material money damages or restrictions upon the operations of any Company Entity; or

                (l) except in the ordinary course of business, enter into, modify, amend or terminate any Contract that is or would be a Company Contract or waive, release, compromise or assign any material rights or claims.

        7.3 COVENANTS OF PARENT

        From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Company shall have been obtained, and except as otherwise expressly contemplated herein, Parent covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Parent Common Stock and the business prospects of the Parent Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the Parent Entities' core businesses and goodwill with their respective employees and customers, and
(b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Parent Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Parent, desirable in the conduct of the business of Parent and its Subsidiaries. Parent further covenants and agrees that it will not, without the prior written consent of Company, which consent shall not be unreasonably withheld, amend the Certificate of Incorporation or Bylaws of Parent, in each case, in any manner adverse to the holders of Company Capital Stock as compared to rights of holders of Parent Common Stock generally as of the date of this Agreement.

        7.4 ADVERSE CHANGES IN CONDITION

        Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

        7.5 REPORTS

        Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.



                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

        8.1 REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL

                (a) As soon as reasonably practicable after execution of this Agreement, Parent shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the Securities Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Parent Common Stock upon consummation of the Merger. Company shall cooperate in the preparation and filing of the

Registration Statement and shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such action.

                (b) Company shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement and such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, Company shall prepare and file with the SEC a Proxy Statement and mail such Proxy Statement to its stockholders and the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement. Parent and Company shall make all necessary filings with respect to the Merger under the Securities Laws.

                (c) In connection with the Stockholders' Meeting, the Board of Directors of Company shall recommend to its stockholders the approval of the matters submitted for approval; except as expressly permitted by this Section 8.1, neither the Board of Directors of Company (nor any committee thereof) shall
(i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation of such Board of Directors or such committee of this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, provided that neither Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 8.8, in the event that prior to Stockholders' Meeting (i) Company has received a Superior Proposal, (ii) the Board of Directors of Company determines in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its obligations to Company stockholders under applicable law, the Board of Directors of Company may (subject to this and the following sentences) inform Company stockholders that it no longer believes that the Merger is advisable and no longer recommends approval (a "Subsequent Determination"); provided, that Company may make a Subsequent Determination only at a time that is after the fifth business day following Parent's receipt of written notice advising Parent that the Board of Directors of Company has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, Company shall provide a reasonable opportunity to Parent to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, that any such adjustment shall be at the discretion of the Parties at the time.

                (d) Subject to the provisions of this Section 8.1, the Board of Directors and officers of Company shall use their reasonable efforts to obtain such stockholders' approval. Company's obligation to call, give notice of, convene and hold the Stockholders' Meeting in accordance with this Section 8.1 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or the making of any Subsequent Determination; provided, that, in the case of a

Subsequent Determination, Company may delay or adjourn the Stockholders' Meeting by not more than 15 business days in order to give holders of Company Capital Stock a reasonable opportunity to consider such Subsequent Determination.

        8.2 EXCHANGE LISTING

        To the extent required by the rules of the Nasdaq National Market, Parent shall prepare and file with the Nasdaq National Market, prior to the Effective Time, a Notification of Additional Listing with respect to the shares of Parent Common Stock to be issued to the holders of Company Capital Stock pursuant to the Merger, and Parent shall give all notices and make all filings with the Nasdaq National Market required in connection with the transactions contemplated herein.

        8.3 ANTITRUST NOTIFICATION; CONSENTS OF REGULATORY AUTHORITIES

                (a) To the extent required by the HSR Act, each of the Parties will, within five business days of the date hereof, file with the United States Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") the notification and report form required for the transactions contemplated hereby, will promptly file any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act, and will comply in all material respects with the requirements of the HSR Act. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"). In the event a suit is threatened or instituted challenging the Merger as violative of Antitrust Laws, each Party shall use its reasonable efforts to avoid the filing of, or resist or resolve such suit. Each Party shall use its reasonable efforts to take such action as may be required by: (x) the DOJ or the FTC in order to resolve such objections as either of them may have to the Merger under the Antitrust Laws, or (y) any federal or state court of the United States, in any suit brought by any Regulatory Authority or any other Person challenging the Merger as violative of the Antitrust Laws, in order to avoid the entry of any injunction or other Order (whether temporary, preliminary or permanent) which has the effect of preventing the consummation of the Merger and to have vacated, lifted, reversed or overturned any such Order. Reasonable efforts shall not include the willingness of Parent to accept an Order agreeing to the divestiture, or the holding separate, of any Assets of any Parent Entity or any Company Entity which Parent reasonably determines to be material to Parent or to benefits of the transaction for which it has bargained for hereunder. Parent shall be entitled to direct any proceedings or negotiations with any Regulatory Authority relating to any of the foregoing, provided that it shall afford Company a reasonable opportunity to participate therein. Notwithstanding anything to the contrary in this Section, no Parent Entity shall be required to divest any of its businesses, product lines or Assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a material adverse effect on Parent or on Parent combined with Company after the Effective Time.

                (b) The Parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (which shall include the filings pursuant to subsection (a) above), and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). Each Party shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to the other Party which appears in any filing made with, or written materials submitted to, any Regulatory Authority or other Person in connection with the transactions contemplated by this Agreement; provided, that nothing contained herein shall be deemed to provide either Party with a right to review any information provided to any Regulatory Authority on a confidential basis in connection with the transactions contemplated hereby. To the extent permitted by Law, each of the Parties shall deliver to the other copies of all filings, correspondence with and Orders from all Regulatory Authorities in connection with the transactions contemplated hereby and shall promptly notify each other of any communication with any Regulatory Authority or other Person and provide the other Party with an opportunity to participate in any meetings with a Regulatory Authority or other Person relating thereto. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

        8.4 FILINGS WITH STATE OFFICES

        Upon the terms and subject to the conditions of this Agreement, Company shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

        8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE

        Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein, to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement, and to cause to be satisfied the conditions referred to in
Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement or the Stock Option Agreement.

        8.6 INVESTIGATION AND CONFIDENTIALITY

                (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

                (c) Company shall use its reasonable efforts to exercise its rights, and shall not waive any of its rights, under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Company to preserve the confidentiality of the information relating to the Company Entities provided to such Persons and their Affiliates and Representatives.

                (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

        8.7 PRESS RELEASES

        Prior to the Effective Time, Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

        8.8 NO SOLICITATION

Except with respect to this Agreement and the transactions contemplated hereby, no Company Entity nor any Affiliate thereof nor any Representative thereof retained by any Company Entity shall, directly or indirectly, initiate, solicit, encourage or knowingly facilitate

(including by way of furnishing non-public information) any inquiries or the making of any Acquisition Proposal. Notwithstanding anything herein to the contrary, Company and its Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that (a) Company stockholders shall not have approved adoption of this Agreement at the Stockholders' Meeting, (b) Company's Board of Directors concludes in good faith and consistent with its fiduciary duties to Company's stockholders under applicable Law that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, (c) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Company's Board of Directors receives from such Person an executed confidentiality agreement containing confidentiality terms at least as stringent as those contained in the Confidentiality Agreement, and (d) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Company's Board of Directors notifies Parent promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Company agrees that it will promptly keep Parent informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Company agrees that it will, and will cause its officers, directors and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Company agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and Representatives of the obligations undertaken in this Section 8.8. Nothing in this Section 8.8 shall (x) permit Company to terminate this Agreement (except as specifically provided in Article 10) or (y) affect any other obligation of Parent or Company under this Agreement.

        8.9 TAX TREATMENT

        Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

        8.10 STATE TAKEOVER LAWS

        Each Company Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law.

        8.11 CHARTER PROVISIONS

        Each Company Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any Company Entity or restrict or impair the ability of Parent or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Company Entity that may be directly or indirectly acquired or controlled by them.

        8.12 AGREEMENT OF AFFILIATES

        Company has disclosed in Section 8.12 of the Company Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Company for purposes of Rule 145 under the Securities Act. Company shall use its reasonable efforts to cause each such Person to deliver to Parent concurrently with the execution of this Agreement and thereafter from any other person who may be deemed an affiliate of the Company (collectively, "Company Affiliates") not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Company Capital Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Parent Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act and the rules and regulations thereunder.

        8.13 EMPLOYEE MATTERS

                (a) Following the Effective Time, Parent shall provide generally to officers and employees of the Company Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Parent Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Parent Entities to their similarly situated officers and employees. For purposes of participation, vesting and benefit accrual under Parent's employee benefit plans, the service of the employees of the Company Entities prior to the Effective Time shall be treated as service with a Parent Entity participating in such employee benefit plans.

                (b) Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section 8.13(b) of the Company Disclosure Memorandum between any Company Entity and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Company Benefit Plans.

        8.14 INDEMNIFICATION

                (a) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of Company or, at Company's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the

Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Delaware Law and by Company's Certificate of Incorporation, Bylaws and indemnification agreements between Company and its directors and officers identified in Section 8.14 of the Company Disclosure Memorandum, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Parent Entity is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and the Indemnified Party.

                (b) Parent shall, or shall cause the Surviving Corporation to, maintain in effect, if available, for a period of three years after the Effective Time Company's existing directors' and officers' liability insurance policy (provided that Parent may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that neither Parent nor the Surviving Corporation shall be obligated to make aggregate premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Company's directors and officers, 150% of the annual premium payments on Company's current policies in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                (c) If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 8.14.

                (d) The provisions of this Section 8.14 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

        8.15 NONCOMPETITION AGREEMENTS

        Company shall use its best efforts to assist Parent in obtaining executed noncompetition agreements, in substantially the form attached as
Exhibit 4, from those officers and management designated in Section 8.15 of the Parent Disclosure Memorandum.

                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

        9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY

        The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

                (a) STOCKHOLDER APPROVAL. The stockholders of Company shall have adopted this Agreement as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the Nasdaq National Market.

                (b) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired, except for any such Consents, filings, registrations and notifications which, if not obtained or made, as applicable, are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

                (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

                (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits or makes illegal consummation of the transactions contemplated by this Agreement.

                (e) REGISTRATION STATEMENT. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

                (f) TAX MATTERS. Each Party shall have received a written opinion of counsel from Alston & Bird LLP, in form reasonably satisfactory to such Parties and dated as of the Closing Date (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Company Capital Stock for Parent Common Stock will not give rise to gain or loss to the stockholders of Company with respect to such exchange (except to the extent of any cash received), and (iii) none of Company, Sub or Parent will recognize gain or loss as a consequence of the Merger (except for amounts related to intercompany transactions, accounting methods, changes in accounting methods, or similar amounts). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Company and Parent reasonably satisfactory in form and substance to such counsel. Notwithstanding the foregoing, if Alston & Bird LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if such opinion is rendered to the Parties by Latham & Watkins, counsel to Company.

        9.2 CONDITIONS TO OBLIGATIONS OF PARENT

        The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to
Section 11.6(a):

                (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Sections 5.18, 5.19, 5.20, 5.21, and 5.22 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Company set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, 5.20, 5.21, and 5.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Company Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                (c) CERTIFICATES. Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Company and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Company's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby.

        9.3 CONDITIONS TO OBLIGATIONS OF COMPANY

        The obligations of Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Company pursuant to
Section 11.6(b):

                (a) REPRESENTATIONS AND WARRANTIES. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of Parent set forth in Section 6.14 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.14) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Parent Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                (b) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                (c) CERTIFICATES. Parent shall have delivered to Company (i) a certificate, dated as of the Effective Time and signed on its behalf by a duly authorized officer, to the effect that the conditions set forth in Section 9.1 as relates to Parent and in Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent's Board of Directors and Sub's Board of Directors and sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby.



                                   ARTICLE 10
                                   TERMINATION

        10.1 TERMINATION

        Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                (a) By mutual written consent of Parent and Company; or

                (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, on the breaching Party; or

                (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of Company fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Stockholders' Meeting where such matters were presented to such stockholders for approval and voted upon; or

                (e) By either Party in the event that the Merger shall not have been consummated by August 31, 2000, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
        Section 10.1(e); or

                (g) By Parent, if a Triggering Event shall have occurred.

        10.2 EFFECT OF TERMINATION

        In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreement shall be governed by its own terms as to its termination.

        10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS

        The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this
Section 10.3 and Article 1, Article 2, Article 3, Article 4, Article 11 and Sections 8.13 and 8.14.



                                   ARTICLE 11
                                  MISCELLANEOUS

        11.1 DEFINITIONS

                (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the consolidated assets of, such Party or any of its Subsidiaries.

                "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; or (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

                "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by Company and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 8.4.

                "CLOSING DATE" shall mean the date on which the Closing occurs.

                "COMPANY CAPITAL STOCK" shall mean, collectively, the Company Common Stock, the Company Preferred Stock and any other class or series of capital stock of Company.

                "COMPANY COMMON STOCK" shall mean the $.001 par value common stock of Company.

                "COMPANY DISCLOSURE MEMORANDUM" shall mean the written information entitled "InterVU Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Parent describing the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall be deemed to be disclosed for purposes of all other Sections or subsections not specifically referenced with respect thereto to the extent that the application of such disclosure to such other Sections or subsections is reasonably apparent from the disclosure contained therein.

                "COMPANY ENTITIES" shall mean, collectively, Company and all Company Subsidiaries.

                "COMPANY FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Company as of September 30, 1999, and as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1999, and for each of the three fiscal years ended December 31, 1998, 1997 and 1996, as filed by Company in SEC Documents, and (ii) the consolidated balance sheets of Company (including related notes and schedules, if any) and related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1999.

                "COMPANY MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Company and its Subsidiaries, taken as a whole, or (ii) the ability of Company to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Company Material Adverse Effect" shall not be deemed to include the impact of (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles, (c) actions and omissions of Company (or any of its Subsidiaries) taken with the prior informed written Consent of Parent in contemplation of the transactions contemplated hereby, (d) the direct effects of compliance with this Agreement on the operating performance of Company, including expenses incurred by Company in consummating the transactions contemplated by this Agreement, and (e) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Company to, this Agreement or any of the transactions contemplated by this Agreement.

                "COMPANY PREFERRED STOCK" shall mean the $.001 par value preferred stock of Company and shall include the Series G Convertible Preferred Stock of Company

        ("Company Series G Stock") and the Series H Convertible Preferred Stock of Company ("Company Series H Stock").

                "COMPANY STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Company designated as follows:
        (i) 1996 Stock Plan of InterVU Inc., (ii) Second Amended and Restated 1998 Stock Option Plan of InterVU Inc., and (iii) Employee Qualified Stock Purchase Plan of InterVU Inc..

                "COMPANY SUBSIDIARIES" shall mean the Subsidiaries of Company, which shall include the Company Subsidiaries described in Section 5.4 and any corporation or other organization acquired as a Subsidiary of Company in the future and held as a Subsidiary by Company at the Effective Time.

                "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidential Disclosure Agreement, dated August 27, 1999, between Parent and Company.

                "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

                "DGCL" shall mean the Delaware General Corporation Law.

                "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                "EQUITY RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

                "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                "EXCHANGE RATIOS" shall mean the Common Exchange Ratio, the Series G Exchange Ratio and the Series H Exchange Ratio.

                "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
        Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                "INTELLECTUAL PROPERTY" shall mean the following items: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, domain names, maskworks, logos, trade names and corporate names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (ii) copyrightable works, copyrights and all applications, registrations and renewals in connection therewith; (iv) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (v) computer software, together with all translations, adaptations, derivations and combinations thereof (including any source or object codes therefor or documentation relating thereto); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

                "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, or general counsel of such Person or any of the other individuals listed in Section 11.1(a) of the Company Disclosure Memorandum and the Parent Disclosure Memorandum, as applicable.

                "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes not yet due and payable, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

                "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

                "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                "NASDAQ NATIONAL MARKET" shall mean the National Market System of the Nasdaq Stock Market, Inc.

                "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds an interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                "PARENT CAPITAL STOCK" shall mean, collectively, the Parent Common Stock, the Parent Preferred Stock and any other class or series of capital stock of Parent.

                "PARENT COMMON STOCK" shall mean the $.01 par value common stock of Parent.

                "PARENT DISCLOSURE MEMORANDUM" shall mean the written information entitled "Akamai Technologies, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Company describing the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section and subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall be deemed to be disclosed for purposes of all other Sections or subsections not specifically referenced with respect thereto to the extent that the application of such disclosure to such other Sections or subsections is reasonably apparent from the disclosure contained therein.

                "PARENT ENTITIES" shall mean, collectively, Parent and all Parent Subsidiaries.

                "PARENT FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Parent as of September 30, 1999, and as of December 31, 1998, and the related statements of operations, convertible preferred stock and stockholders' deficit, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1999, and for the period from inception (August 20, 1998) through December 31, 1998, as filed by Parent in SEC Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1999.

                "PARENT MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Parent Material Adverse Effect" shall not be deemed to include the impact of
        (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles, (c) actions and omissions of Parent (or any of its Subsidiaries) taken with the prior informed written Consent of Company in contemplation of the transactions contemplated hereby, (d) the direct effects of compliance with this Agreement on the operating performance of Parent, including expenses incurred by Parent in consummating the transactions contemplated by this Agreement, (e) effects demonstrably shown to have been proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Parent to, this Agreement or any of the transactions contemplated by this Agreement, or (f) changes in the market price or trading volume of Parent Common Stock.

                "PARENT PREFERRED STOCK" shall mean the $.01 par value preferred stock of Parent.

                "PARENT SUBSIDIARIES" shall mean the Subsidiaries of Parent, which shall include any corporation or other organization acquired as a Subsidiary of Parent in the future and held as a Subsidiary by Parent at the Effective Time.

                "PARTY" shall mean either Company or Parent, and "PARTIES" shall mean both Company and Parent.

                "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

                "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                "PROXY STATEMENT" shall mean the proxy statement used by Company to solicit the approval of its stockholders of the transactions contemplated by this Agreement.

                "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the Securities Act with respect to the shares of Parent Common Stock to be issued to the stockholders of Company in connection with the transactions contemplated by this Agreement.

                "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the FTC, the DOJ, and all other federal, state, county, local, foreign or other governmental or regulatory agencies, authorities (including the Nasdaq National Market and other self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative or agent engaged by a Person.

                "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                "SEC" shall mean the United States Securities Exchange
        Commission.

                "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                "SECURITIES LAWS" shall mean the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of Company to be held pursuant to Section 8.1, including any adjournment or adjournments thereof and any actions by written consent in lieu of a meeting.

                "SUB COMMON STOCK" shall mean the $.01 par value common stock of Sub.

                "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                "SUPERIOR PROPOSAL" means with, respect to Company, any written Acquisition Proposal made by a Person other than Parent or any of its Affiliates which is for (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company as a result of which either (1) Company's stockholders prior to such transaction (by virtue of their ownership of Company's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (2) the individuals comprising the Board of Directors of Company prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (b) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 25% or more of the combined voting power of the Company Capital Stock, whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of Company in good faith concludes (after consultation with its financial advisors and outside counsel) that the proposal (x) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and
        (y) is reasonably capable of being completed.

                "SURVIVING CORPORATION" shall mean Company as the surviving corporation resulting from the Merger.

                "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

                "TRIGGERING EVENT" shall mean any of the following: (i) the Board of Directors of Company or any committee thereof having authority to bind the Board of Directors of Company shall for any reason have withdrawn, modified or amended in any respect adverse to Parent its approval or recommendation of this Agreement, including making a Subsequent Determination; (ii) Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement; (iii) the Board of Directors of Company fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement within 15 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof having authority to bind the Board of Directors of Company shall have approved or publicly recommended any Superior Proposal or Acquisition Proposal from a Person other than Parent or any of its Affiliates; (v) if Company shall have exercised a right specified in Section 8.8 with respect to a Superior Proposal and shall, directly or through agents or Representatives, continue discussions with any Person (other than Parent or any of its Affiliates) concerning such Superior Proposal for more than ten business days after the date of receipt of such Superior Proposal; (vi) if an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and Company shall not have rejected such proposal within ten business days of its receipt or, if sooner, the date its existence first became publicly disclosed; or (vii) Company shall have intentionally breached in any material respect its obligations under
        Section 8.8.

                (b) The terms set forth below shall have the meanings ascribed thereto on the referenced pages:

        Agreement............................................................................1
        Antitrust Laws......................................................................33
        Certificates.........................................................................7
        Closing..............................................................................2
        Common Exchange Ratio................................................................4
        Company..............................................................................1
        Company Acquisition Agreement.......................................................32
        Company Affiliates..................................................................37
        Company Benefit Plans...............................................................17
        Company Contracts...................................................................18
        Company Equity Rights................................................................5
        Company ERISA Affiliate.............................................................17
        Company ERISA Plan..................................................................17
        Company Intellectual Property.......................................................14
        Company SEC Reports.................................................................11
        Company Series G Stock..............................................................45
        Company Series H Stock..............................................................45
        Dissenting Stockholder...............................................................4
        DOJ.................................................................................33
        Effective Time.......................................................................2
        Exchange Agent.......................................................................7
        FTC.................................................................................33
        Indemnified Party...................................................................37
        Maximum Amount......................................................................38
        Merger...............................................................................2
        Parent...............................................................................1
        Parent Benefit Plan.................................................................25
        Parent ERISA Affiliate..............................................................25
        Parent ERISA Plan...................................................................25
        Parent Intellectual Property........................................................24
        Parent SEC Reports..................................................................22
        SEC.................................................................................49
        Series G Exchange Ratio..............................................................4
        Series H Exchange Ratio..............................................................4
        Stock Option Agreement...............................................................1
        Sub..................................................................................1
        Subsequent Determination............................................................32
        Takeover Laws.......................................................................20
        Tax Opinion.........................................................................39
        Termination Fee.....................................................................53
        Total Profit........................................................................54
        Voting Agreements....................................................................1

                (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

        11.2 EXPENSES

                (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Proxy Statement.

                (b) Parent and Company agree that Company shall pay to Parent $100 million (the "Termination Fee") solely as follows:

                (i) if Parent shall terminate this Agreement pursuant to Section 10.1(g);

                (ii) if (x) either Party shall terminate this Agreement pursuant to Section 10.1(d)(ii), (y) at any time after the date of this Agreement and at or before the event giving rise to such termination there shall exist an Acquisition Proposal and (z) within 9 months of the termination of this Agreement, Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated; or

                (iii) if (w) Parent shall terminate this Agreement pursuant to
        Section 10.1(e) or either Party shall terminate this Agreement pursuant to Section 10.1(d)(i), (x) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal, (y) following the existence of such Acquisition Proposal and prior to any such termination, Company shall have breached (and not promptly cured after notice thereof) any of its covenants or agreements set forth in this Agreement in any material respect, and (z) within 9 months of any such termination of this Agreement, Company shall enter into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated.

                (c) Any payment required to be made pursuant to Section 11.2(b) shall be payable to Parent not later than two business days after (i) the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal, as applicable, or (ii) a termination pursuant to
Section 10.1(g). All payments under this Section 11.2 shall be made by wire transfer of immediately available funds to an account designated by Parent. Company acknowledges that the agreements contained in Section 11.2(b) are an integral part of the transactions contemplated by this Agreement and, except as provided in subsection (e) below, constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails promptly to pay the amounts due pursuant to Section 11.2(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the amounts set forth in Section 11.2(b), Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 11.2(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                (d) Notwithstanding any provision of this Agreement to the contrary, in no event shall Parent's "Total Profit" (as defined in the Stock Option Agreement) plus any Termination Fee exceed in the aggregate $114 million (the "Limitation Amount"), and, if the total amount that would otherwise be received by Parent would exceed the Limitation Amount, Parent, at its sole election, shall take such of the actions provided in Section 12(a) of the Stock Option Agreement to ensure that Parent's actually realized Total Profit, when aggregated with the Termination Fee actually paid to Parent, shall not exceed the Limitation Amount after taking into account such actions.

                (e) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful and material breach by a Party of the terms of Sections 8.1 or 8.8 or otherwise limit the rights of the nonbreaching Party.

        11.3 BROKERS AND FINDERS

        Except for Prudential Securities, Inc. as to Company and except for Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co. Incorporated as to Parent, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Company or by Parent, each of Company and Parent, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

        11.4 ENTIRE AGREEMENT

        Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.13 and 8.14.

        11.5 AMENDMENTS

        To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Company Common Stock, there shall be made no amendment that pursuant to Section 251 of the DGCL requires further approval by such stockholders without the further approval of such stockholders.

        11.6 WAIVERS

                (a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Company, to waive or extend the time for the compliance or fulfillment by Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

                (b) Prior to or at the Effective Time, Company, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Company.

                (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

        11.7 ASSIGNMENT

        Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        11.8 NOTICES

        All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission with hard copy to follow, by registered or certified mail, return receipt requested, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

           Company:              InterVU Inc.
                                 6815 Flanders Drive
                                 San Diego, California 92121
                                 Telecopy Number:  (858) 623-2324

                                 Attention: Kevin Sagara, General Counsel

           Copy to Counsel:      Latham & Watkins
                                 701 "B" Street
                                 Suite 2100
                                 San Diego, California  92101
                                 Telecopy Number:  (619) 696-7419

                                 Attention: David A. Hahn

           Parent:               Akamai Technologies, Inc.
                                 201 Broadway
                                 Cambridge, Massachusetts 02139
                                 Telecopy Number:  (617) 250-3694

                                 Attention: Robert O. Ball III, General Counsel

           Copy to Counsel:      Alston & Bird LLP
                                 601 Pennsylvania Avenue, N.W.
                                 North Building, 11th Floor
                                 Washington, DC  20004
                                 Telecopy Number:  (202) 756-3333

                                 Attention: David E. Brown, Jr.

        11.9 GOVERNING LAW

        This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

        11.10 COUNTERPARTS

        This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        11.11 CAPTIONS; ARTICLES AND SECTIONS

        The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

        11.12 INTERPRETATIONS

        Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

        11.13 ENFORCEMENT OF AGREEMENT

        The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        11.14 SEVERABILITY

        Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.


                                            Akamai Technologies, Inc.



                                            By: /s/ PAUL SAGAN
                                               ---------------------------------
                                                    President


                                            ALII Merger Corporation



                                            By: /s/ ROBERT O. BALL, III
                                               ---------------------------------
                                                    President


                                            InterVU Inc.



                                            By: /s/ HARRY E. GRUBER
                                               ---------------------------------
                                                    Chief Executive Officer